Exhibit 99.1

January 14, 2022

Dear Shareholder:

The board of directors of Wilson Bank Holding Company is pleased to share with you the company’s 2021 financial results. As we continued to navigate the world-wide pandemic, we were able to find plenty of bright spots in 2021.  Our focus on planning for the future needs of our customers, employees, shareholders and communities never ceases, as a matter of fact, the importance increases as we grow.   In 2021 our bank was able to benefit from the commitment to planning and business development that has always been  a priority despite changes in the way we interact with each other.  The following are our results as of, and for the twelve months ended, December 31, 2021

The Board of Directors of Wilson Bank Holding Company is pleased to share with you our 2021 third quarter results.

●	Assets as of December 31, 2021 were $3.990 billion, representing an increase of $620 million, or 18.4% from December 31, 2020.
●	Net Income for the year was $49.4 million, up by $11 million, or $28.4% from 2020.
●	Earnings per share for 2021 was $4.44, compared to $3.52 in 2020.
●	Shareholder Equity finished the year at $413.7 million, an increase of $33.6 million, or 8.8%, from December 31, 2020.

These achievements are due in part to an overall growing market, new product offerings, robust real estate demand and our focused approach to growing our loan portfolio.  Non-interest income, boosted by our mortgage and investment divisions, the success we experienced in meeting the needs of our customers participating in the Paycheck Protection Program, as well as the fees generated from loan originations and debit and credit card transactions, was strong for 2021.  We were also able to lower our provision for loan losses significantly from 2020 due to the strong quality of the loan portfolio and improved economic conditions.

The board has declared a $0.75 per share cash dividend to shareholders of record as of January 1, 2022, payable on January 28, 2022.  The latest price at which the company’s ,common stock has sold is $63.25 per share.

Consistent and calculated growth in our customer base, our bank team and our physical locations has been a component of the bank’s formula for success since 1987.  We are excited to continue to expand our footprint later this month with the opening of our new Sumner County Office located on Nashville Pike in Gallatin, TN.  We have also purchased a former bank site on Harpeth Drive in the Maryland Farms area of Brentwood, TN for our 30th office.  We expect to have a full service office open there in early third quarter.  In today’s market we firmly believe you don’t have to blanket the market with locations, however having offices within a reasonable drive is still important to attract new customers.

The bank has been recognized by our peers both within the industry and outside the industry for our commitment to succession planning.  That commitment continued in 2021 with the promotion of Kayla Hawkins to Senior Vice President as well as being named successor to current CFO, Lisa Pominski at her retirement which is scheduled for the first quarter of  2024.  Kayla has been with the bank for more than a decade and continues to bring a wealth of knowledge and expertise to her current and future role.  We also added our first In-House Counsel position to the team with the hiring of long-time Rochelle, McCulloch and Aulds attorney, Price Thompson.  Price adds not only significant legal experience, but also leadership and sound analytical skills to the Senior Management team.

None of us know exactly where the pandemic is headed or when it will end.  What we do know is we have to keep moving forward, depending on each other and preparing for whatever is ahead.  We are grateful for the 560+ employees that are on this journey with us.  I invite you to join us as we continue this journey and celebrate our  35th Anniversary in May.  Please continue to send your family, friends and anyone new to the area to your bank.  We pledge to treat them like family.  We truly appreciate your belief in the mission and direction of your community bank.  Your support has been unwavering and remains essential to our growth and success.

Sincerely,

John C. McDearman, III	Will Jordan
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company